As filed with the Securities and Exchange Commission on April 23, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S - 8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IQVIA HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1341991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2400 Ellis Rd. Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

IQVIA Holdings Inc. 2026 Incentive and Stock Award Plan

(Full Title of Plan)

Eric Sherbet

Executive Vice President, General Counsel and Secretary

2400 Ellis Rd.

Durham, NC 27703

(Name and address of agent for service)

(919) 998-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering 5,750,000 new shares of common stock of IQVIA Holdings Inc. (the “Company” or “Registrant”), $0.01 par value per share (the “Common Stock”), to be issued pursuant to the IQVIA Holdings Inc. 2026 Incentive and Stock Award Plan (the “2026 Plan”). The 2026 Plan was approved by IQVIA’s stockholders on April 23, 2026 and became effective on such date (the “Effective Date”). In addition, this Form S-8 is registering (i) 5,193,727 shares of Common Stock that remain available for issuance under the Company’s 2017 Incentive and Stock Award Plan (the “2017 Plan”) and that are available for issuance under the terms of the 2026 Plan and (ii) 6,984,642 shares of Common Stock subject to outstanding equity awards under the 2017 Plan, on an adjusted basis, which shares are not delivered under the 2017 Plan and become available for issuance under the 2026 Plan. After the Effective Date, all shares of Common Stock will be issued under the 2026 Plan, and no new awards will be made under the 2017 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any portion of such documents or information therein deemed to have been furnished and not filed in accordance with Commission rules:

•	The Registrant’s Annual Report on Form 10-K filed with the Commission on February 17, 2026;

•

The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on February 27, 2026;

•	The Registrant’s Current Report on Form 8-K filed on April 23, 2026; and

•

The description of the Common Stock contained in the Registrant’s Form 8-A Registration Statement, as filed with the Commission on May  2, 2013, as amended by Amendment No. 1 thereto, as filed with the Commission on October 3, 2016, as the description therein has been updated and superseded by the description of the Registrant’s Securities filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 17, 2026, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement.

Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that its directors, officers and other agents will be indemnified by the Registrant to the fullest extent authorized by Delaware law as it now exists or may in the future be amended to provide additional indemnification, against all expenses, liabilities and loss incurred in connection with their service as a director, officer or other agent on behalf of the corporation. The amended and restated certificate of incorporation also provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the amended and restated certificate of incorporation are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of directors or stockholders or otherwise. Section 145(f) of the General Corporate Law of the State of Delaware (“DGCL”) further provides that a right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission which is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

The Registrant has entered into indemnification agreements with certain of its directors. These agreements, among other things, require the Registrant to indemnify each such director to the fullest extent permitted by Delaware law, including indemnification of expenses, such as attorneys’ fees, judgments, fines and settlement amounts incurred by such director in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of such person’s services as a director.

The Registrant also maintains officers’ and directors’ liability insurance that insures against liabilities that its officers and directors may incur in such capacities. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Further, Section 102 of the DGCL allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law, obtained an improper personal benefit or, with respect to an officer only, in any action by or in the right of the corporation. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of IQVIA Holdings Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 24, 2025).

3.2	Amended and Restated Bylaws of IQVIA Holdings Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on April 18, 2023).

5.1*	Legal Opinion of Weil, Gotshal & Manges LLP.

10.1	IQVIA Holdings Inc. 2026 Incentive and Stock Award Plan (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on April 23, 2026).

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit No. 5.1).

24.1*	Power of Attorney (included on signature page).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Danbury, Connecticut, on this 23rd day of April, 2026.

IQVIA Holdings Inc.

By:	/s/ Eric M. Sherbet
Name: Eric M. Sherbet
Title: Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below constitutes and appoints Ari Bousbib, Michael J. Fedock and Eric Sherbet and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Ari Bousbib Ari Bousbib	President, Chief Executive Officer and Director (Principal Executive Officer)	April 23, 2026

/S/ Michael J. Fedock Michael J. Fedock	Executive Vice President Chief Financial Officer (Principal Financial Officer)	April 23, 2026

/S/ Keriann Cherofsky Keriann Cherofsky	Senior Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	April 23, 2026

/S/ Carol J. Burt Carol J. Burt	Director	April 23, 2026

/S/ John G. Danhakl John G. Danhakl	Director	April 23, 2026

/S/ James A. Fasano James A. Fasano	Director	April 23, 2026

/S/ Colleen A. Goggins Colleen A. Goggins	Director	April 23, 2026

/S/ William G. Kaelin Jr., M.D. William G. Kaelin Jr., M.D.	Director	April 23, 2026

/S/ John M. Leonard, M.D. John M. Leonard, M.D.	Director	April 23, 2026

/S/ Leslie Wims Morris Leslie Wims Morris	Director	April 23, 2026

/S/ Sheila A. Stamps Sheila A. Stamps	Director	April 23, 2026